Exhibit 1.01
CONFLICT MINERALS REPORT OF
Traeger, Inc.
FOR THE REPORTING PERIOD FROM
JANUARY 1 TO DECEMBER 31, 2025

I.INTRODUCTION
This Conflict Minerals Report (“CMR”) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the “Rule”). The Rule imposes certain reporting obligations on U.S. Securities and Exchange Commission (“SEC”) issuers if they manufacture or contract to manufacture products that contain certain minerals which are necessary to the functionality or production of their products. These minerals are cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are currently limited to tin, tantalum, and tungsten (collectively, “3TG” or “Conflict Minerals”). The Rule focuses on 3TG emanating from the Democratic Republic of Congo (“DRC”) and its adjoining countries (together with the DRC, the “Covered Countries”).
Traeger, Inc. (“Traeger,” “we,” “us,” “our”) contracts to manufacture products, including grilling equipment and accessories, for which we have determined 3TG are likely necessary to product functionality and/or production. We have reason to believe that some of these 3TG may have originated in the Covered Countries and are not solely from recycled or scrap sources. Below, we describe the measures we have taken to exercise due diligence on the source and chain of custody of those 3TG.

II.OVERVIEW OF PROGRAM
We value responsible sourcing and manufacturing practices and strive to work with manufacturing partners who share these values. To this end, we communicate with our direct suppliers on our expectations and, specifically regarding 3TG, have adopted a Conflict Minerals Policy available with our governance documents at: https://s28.q4cdn.com/548097921/files/doc_downloads/governance/2024/05/Traeger-Conflict-Minerals-Policy-2024.pdf. We have also adopted a Vendor & Supplier Code of Conduct, also available with our governance documents at https://s28.q4cdn.com/548097921/files/doc_downloads/governance/Traeger-Vendor-and-Supplier-Code-of-Conduct_Final.pdf, which outlines specific responsible sourcing requirements for our suppliers to adhere to.

We also engaged in due diligence, described further below, regarding such 3TG in our supply chain. However, pursuant to SEC guidance issued April 29, 2014, and the SEC order issued May 2, 2014, we make no conclusion regarding whether any of our products are “DRC Conflict Free.”
The Nominating and Corporate Governance Committee of our Board of Directors oversees our efforts with respect to corporate responsibility matters, including human rights.
III.DUE DILIGENCE MEASURES
Traeger has leveraged the five-step frameworks set forth in the Third Edition of the Organisation for Economic Co-operation and Development’s Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas and the supplements thereto (the “OECD Guidance”) in designing its due diligence with respect to the source and chain of custody of 3TG contained in our products. The headings below reflect those used in the OECD Guidance for each of the five steps.
Step 1 – “Establish Strong Company Management Systems”
We have a cross-functional team that is responsible for our 3TG compliance program, including members of our legal and procurement teams. As described above, we also have adopted a Conflict Minerals Policy, which is available on our website.
Our 3TG compliance program leverages the Conflict Minerals Reporting Template (“CMRT”) developed by the Responsible Minerals Initiative (“RMI”). Related business records for such diligence will be maintained in keeping with our standard business records practices.
We also maintain a hotline, where both internal and external stakeholders can confidentially communicate concerns, including regarding 3TG issues.
Step 2 – “Identify and Assess Risk in the Supply Chain”
To identify and assess risks regarding the source and origin of Conflict Minerals in our supply chain, we have engaged Assent Compliance Inc. (“Assent”), a third-party service provider, to assist in reviewing our supply chain. We provided a list of suppliers to Assent, together with part numbers for materials or components sourced from each supplier. Assent uploaded these details to its Assent Compliance Platform (the “Assent Platform”), an online web portal that allows Assent to generate product-specific requests for suppliers to complete and upload a CMRT directly to the Assent Platform for inclusion in Assent’s assessment. Through the Assent Platform, in 2025 we contacted and conducted a survey of 26 suppliers using version 6.5 of the CMRT maintained by the RMI. We requested that all of these suppliers complete a CMRT and included video and written training and education resources to guide such suppliers on best practices and the use of the CMRT template and the Assent Platform. We followed up multiple times with unresponsive suppliers and tracked all supplier communications through the Assent Platform. Assent evaluated the responses received to compile both (a) the countries of origin and (b) the identified smelters or refiners (“SORs”) in our supply chain for 3TG. This list of SORs was then assessed against RMI’s list of facilities conformant under the RMI’s Responsible Minerals Assurance Process (“RMAP”).

Step 3 – “Design and Implement a Strategy to Respond to Identified Risks”
Our 3TG compliance team reviews the findings of this assessment and may escalate these findings to the extent deemed appropriate. The Assent Platform also validated supplier responses automatically based on pre-established criteria to identify certain risks. Our risk mitigation strategy allows for a flexible response depending on the risks identified. Consistent with market practice, we may continue the trade relationship with a supplier whose due diligence needs improvement while such supplier improves its compliance program.
Step 4 – “Carry out Independent Third-Party Audit of Supply Chain Due Diligence at Identified Points in the Supply Chain”
As discussed above, we use and rely on information made available through RMI to determine whether SORs are conformant with the RMAP.
Step 5 – “Report on Supply Chain Due Diligence”
We file a Form SD and CMR with the Securities and Exchange Commission and make the CMR available on our website.
IV.FUTURE STEPS
We intend to continue to communicate our expectations regarding responsible sourcing, including regarding 3TG. Over time, we anticipate that the amount of information available globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake further diligence to the extent we determine necessary.
We also expect to take the following steps over the next reporting period:
•Review our Conflict Minerals Policy and update it, if necessary.
•Continue to collect responses from suppliers using the CMRT, but with the latest version of the CMRT (specifically version 6.6 recently released in April 2026).

•Review our outreach to our supply chain and engage to improve the availability and quality of information regarding 3TG sourcing, including smelter information from suppliers who did not provide such information this year.
•Encourage responsible sourcing, including with respect to 3TG, as part of our overall sustainability efforts.
V.SMELTERS AND REFINERS
We identified 26 suppliers who provide product components which may contain Conflict Minerals. With the help of Assent, we developed and executed a communication and inquiry program whereby each identified supplier was contacted a minimum of four times (and up to seven times) via email communications and asked to complete a CMRT. The CMRTs and material correspondence from our suppliers were documented and aggregated into Assent’s survey platform, which can (among other functions) validate whether smelters and refineries used by suppliers are recognized as compliant with the RMI (formerly the Conflict Free Sourcing Initiative) protocol and provide a risk assessment of the suppliers used. The following outputs were reported:

•Response Rate: 65.4%, which represents the percentage of identified suppliers who responded to our inquiries regarding the presence of Conflict Minerals in our products, and the sourcing thereof.

•Of the 17 responding suppliers:

o15 suppliers reported no Conflict Minerals are present in or required to produce their components sold to us; and

o2 suppliers could not provide sufficient detail as to whether they sourced Conflict Minerals from a Covered Country and/or whether smelters or refiners in their supply chain were RMI compliant.
VI.IMPORTANT NOTES AND SAFE HARBOR
Certain statements in this Conflict Minerals Report contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are based on current expectations and assumptions that are subject to risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this Conflict Minerals Report may be forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “targets,” “projects,”

“contemplates,” “believes,” “estimates,” “forecasts,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements, including, but not limited to, the important factors discussed in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We disclaim any obligation to update this Conflict Minerals Report and related forward-looking statements, whether as a result of developments occurring after the date of this document or otherwise, except as required by law.
Additionally, the statements herein are based on the activities performed to date in good faith by Traeger and are based on the infrastructure and information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, quality or availability of supplier or smelter data, errors, or omissions by suppliers or smelters, evolving identification of smelters, incomplete information from industry or other third-party sources, continuing guidance from the SEC, and other issues.
Finally, references to documents, platforms and websites, including those of third parties, herein are provided for convenience and are explicitly not incorporated by reference.